Exhibit 10.6

VERRA MOBILITY CORPORATION

PERFORMANCE SHARE UNITS

NOTICE OF GRANT AND AWARD AGREEMENT

Verra Mobility Corporation (the “Company”), pursuant to its 2018 Equity Incentive Plan (the “Plan”), this Notice of Grant (“Grant Notice”) and the attached Award Agreement (the “Agreement”), hereby grants to the holder listed below (the “Participant”), an award (the “Award”) of Performance Share Units (the “Units”), each of which represents the right to receive on the applicable Settlement Date one (1) share of Stock (each a “Share”), as follows:

Participant:
Grant Date:
Target Number of Units:	, subject to adjustment as provided by the Agreement.
Maximum Number of Units:	, which is 150% of the Target Number of Units, subject to adjustment as provided by the Agreement.
Performance Period:	The three-year period beginning [________] and ending [_________], subject to Section 9.1 of the Agreement (the “Performance Period”).
Performance Measure:

Relative Total Stockholder Return (“Relative TSR”), meaning the percentile rank for the Performance Period of Company Annualized TSR versus the Annualized TSR of the Comparator Group, all as determined in accordance with Section 2 of the Agreement.

Comparator Group:	The group of companies determined in accordance with Appendix B (each, a “Comparator Group Company”).
Earned Units:

A number of Units (rounded up to the nearest whole Unit), if any (not to exceed the Maximum Number of Units), equal to the product of (i) the Target Number of Units and (ii) the Relative TSR Factor, as illustrated by Appendix A.

Relative TSR Factor:

A percentage (rounded to the nearest 1/100 of 1% and not greater than 150% or less than 50%) determined in accordance with Section 2 of the Agreement; provided, however, that (i) the Relative TSR Factor shall be zero percent (0%) if the Relative TSR is less than 25th percentile and (ii) the Relative TSR Factor shall not exceed 100% if the Company Absolute TSR for the Performance Period is less than zero percent (0%). Determination of the Relative TSR Factor is illustrated by Appendix A.

Vesting Date:	[_________], except as otherwise provided by the Agreement.
Vested Units:	Provided that the Participant’s Service has not terminated prior to the Vesting Date (except as otherwise provided by the

Agreement), the Earned Units, if any, shall become Vested Units on the Vesting Date.
Settlement Date:

For each Vested Unit, except as otherwise provided by the Agreement, the Settlement Date shall be the Vesting Date or as soon thereafter as practicable; provided, however that the Committee, in its discretion, may specify as the Settlement Date a later date on which the sale of Shares to be issued in settlement of Vested Units would not violate the Trading Compliance Policy, but in any even no later than the 15th day of the third calendar month following the end of the Applicable Year in which the Vesting Date occurs. For this purpose, “Applicable Year” means the calendar year or the Company’s fiscal year, whichever year ends later.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Grant Notice and by the provisions of the Plan and the Agreement, both of which are made part of this document. The Participant acknowledges that copies of the Plan, the Agreement and the prospectus for the Plan are available on the Company’s internal web site and may be viewed and printed by the Participant for attachment to the Participant’s copy of this Grant Notice. The Participant represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of their terms and conditions. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Units.

VERRA MOBILITY CORPORATION	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

2

Exhibit 10.6

APPENDIX A

ILLUSTRATION OF RELATIVE TSR FACTOR AND RESULTING NUMBER OF EARNED UNITS

Relative TSR (Percentile rank of Company Annualized TSR versus the Annualized TSR of the Comparator Group)	Relative TSR Factor (Rounded to nearest 1/100 of 1%)	Earned Units (Per 1,000 Target Units, rounded up to nearest whole Unit)
Maximum: 75th Percentile and above	150.00%	1,500
70th Percentile	137.5%	1,375
65th Percentile	125%	1,250
60th Percentile	112.5%	1,125
Target: 55th Percentile	100.00%	1,000
50th Percentile	91.67%	917
45th Percentile	83.33%	833
40th Percentile	75.00%	750
35th Percentile	66.67%	667
30th Percentile	58.33%	583
25th Percentile	50.00%	500
Threshold: Less than 25th percentile	0%	0

•
The Relative TSR Factor may not exceed 150%.
•
If the Company Absolute TSR for the Performance Period is a negative number, the Relative TSR Factor may not exceed 100% even if the Company Annualized TSR exceeds the Comparator Group 55th Percentile Annualized TSR.
•
If the Relative TSR is less than 25th percentile, the Relative TSR Factor shall be zero percent (0%).
•
The Relative TSR Factor is determined by linear interpolation for Relative TSRs falling between the whole numbers represented in the table above.

APPENDIX A CONTINUED

ILLUSTRATIONS OF CALCULATION OF EARNED UNITS

PER 1,000 TARGET UNITS

Company Annualized TSR Exceeds Comparator Group 55th Percentile Annualized TSR
Assumptions

Company:
Beginning Average Per Share Closing Price		$15.00
Ending Average Per Share Closing Price		$26.00
Dividends per Share		$0.00
Performance Period		3 years

Comparator Group:
Comparator Group 75th Percentile Annualized TSR Comparator Group 55th Percentile Annualized TSR		23.00% 15.00%

Computations

Company Annualized TSR	[($26/$15) (1/3) – 1] x 100%	20.12%

Relative TSR	Percentile Rank vs. Comparator Group	65th Percentile

Relative TSR Factor	((65th–55th)*2.5%)+100%	125.00%

Earned Units	1,000 x 125.00%	1,250

Company Annualized TSR Is Less Than Comparator Group 55th Percentile Annualized TSR
Assumptions

Company:
Beginning Average Per Share Closing Price		$15.00
Ending Average Per Share Closing Price		$20.00
Dividends per Share		$0.00
Performance Period		3 years

Comparator Group:
Comparator Group 55th Percentile Annualized TSR Comparator Group 25th Percentile Annualized TSR		15.00% 8.00%

Computations:

Company Annualized TSR	[($20/$15) (1/3) – 1] x 100%	10.06%

2

Relative TSR	Percentile Rank vs. Comparator Group	40th Percentile

Relative TSR Factor	100%-((55th-40th)*1.67%)	75%

Earned Units	1,000 x 75%	750

3

Exhibit 10.6

APPENDIX B

COMPARATOR GROUP

The Comparator Group consists of all companies that, as of the Grant Date, are included in the S&P 1000 Index (i.e., the S&P Mid-Cap 400 Index and the S&P Small-Cap 600 Index) (the “Comparator Group Criteria”).

The Comparator Group established as of the Grant Date, and, if applicable, a constituent’s company’s Total Stockholder Return for the Performance Period, will only be modified during the Performance Period as follows:

•
A constituent company that becomes bankrupt during the Performance Period will remain a member of the Comparator Group, but its Annualized TSR for the Performance Period will be deemed to equal negative 100%.
•
A constituent company that is acquired or ceases to be publicly traded for a reason other than bankruptcy during the Performance Period will be excluded from the Comparator Group.
•
A constituent company that distributes a portion of its business in a spin-off transaction during the Performance Period and that remains publicly traded will be retained in the Comparator Group, but the company that is spun off will not be included in the Comparator Group.
•
A constituent company that ceases to satisfy the Comparator Group Criteria during the Performance Period nevertheless will be retained in the Comparator Group.

VERRA MOBILITY CORPORATION

PERFORMANCE SHARE UNITS

AWARD AGREEMENT

(Non-U.S. PARTICIPANTS)

Verra Mobility Corporation (the “Company”) has granted to the Participant named in the Grant Notice to which this Agreement is attached an Award consisting of Performance Share Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the Verra Mobility Corporation 2018 Equity Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference.

Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings assigned under the Plan.

1.
The Award.

The Company hereby awards to the Participant the Target Number of Units set forth in the Grant Notice, which, depending on the extent to which the Performance Goal is attained during the Performance Period, may result in the Participant earning as little as zero (0) Units or as many as the Maximum Number of Units. Subject to the terms of this Agreement and the Plan, each Unit, to the extent it is earned and becomes a Vested Unit, represents a right to receive on the Settlement Date one (1) Share. Unless and until a Unit has been determined to be an Earned Unit and has vested and become a Vested Unit as set forth in the Grant Notice, the Participant will have no right to settlement of such Units. Prior to settlement of Vested Units, such Units will represent an unfunded and unsecured obligation of the Company.

2.
Certain Defined Terms.
2.1
“Annualized TSR Percentage” means, for the Company and each Comparator Group Company, the compound annual growth rate, expressed as a percentage (rounded to the nearest 1/100 of 1%), in the value of one share of such company’s common stock during the Performance Period due to the appreciation in the price per share and dividends paid during such period with respect to such share, assuming dividends are reinvested, calculated as follows:

Ending Price + DividendsBeginning Price 1N— 1 x 100%

Where,

“Ending Price” is the Ending Average Per Share Closing Price of such company;

“Dividends” are the aggregate values of all dividends paid to a stockholder of record of such company with respect to one share of common stock during the Performance Period;

“Beginning Price” is the Beginning Average Per Share Closing Price of such company; and

“N” is the number of 12-month periods that have elapsed between the first day of the Performance Period and the last day of the Performance Period (which may not be a full integer if computed in connection with a Change in Control or a termination of employment under Section 9.2).

2.2
“Average Per Share Closing Price” means, for the Company and each Comparator Group Company, the average of the daily closing prices per share of common stock of such company as reported on the national or regional securities exchange or quotation system constituting the primary market for such common stock for all trading days falling within the applicable averaging period.
2.3
“Beginning Average Per Share Closing Price” means, for the Company and each Comparator Group Company, the Average Per Share Closing Price for the 20 trading days beginning on the first trading day occurring on or immediately following the first day of the Performance Period.
2.4
“Ending Average Per Share Closing Price” means, for the Company and each Comparator Group Company, the Average Per Share Closing Price for the 20 trading days ending on the last trading day of the Performance Period.
2.5
“Company Absolute TSR” means the percentage point increase or decrease (rounded to the nearest 1/100 of 1%) equal to the quotient of (a) the sum of (i) the Ending Average Per Share Closing Price of the Company and (ii) the aggregate value of all dividends paid to a stockholder of record of the Company with respect to one Share during the Performance Period, divided by (b) the Beginning Average Per Share Closing Price of the Company.
2.6
“Company Annualized TSR” means the Company’s Annualized TSR Percentage for the Performance Period.
2.7
“Comparator Group Annualized TSR” means the Annualized TSR Percentages of all Comparator Group Companies for the Performance Period.
2.8
“Good Reason” means the occurrence of any of the following events or conditions, unless the Participant has expressly consented in writing thereto: (i) a material reduction in the Participant’s annual base salary; (ii) the material diminution of the Participant’s duties, responsibilities, or authority, provided that Good Reason shall not exist under this clause (ii) if such diminution of authority, duties and responsibilities is a result of the hiring of additional subordinates to assume some of the Participant’s duties and responsibilities which are in fact, in the aggregate from time to time, not a material diminution of such authority, duties and responsibilities of the Participant’s position; (iii) the Company requires that the Participant’s principal office location be moved to a location more than fifty (50) miles from the Participant’s principal office location immediately before the change without the Participant’s prior consent; or (iv) a material breach by the Company of the Participant’s employment agreement between the parties. Notwithstanding the foregoing, the Participant shall not have Good Reason for termination unless (i) the Participant reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Participant notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) the Participant cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to cure the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following expiration of the Cure Period as determined by the Company; and (v) the Participant terminates his employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
2.9
“Relative TSR” means, for the Performance Period, the percentile rank of Company Annualized TSR versus Comparator Group Annualized TSR.
2.10
“Relative TSR Factor” means a percentage (rounded to the nearest 1/100 of 1%) determined as follows:

(a)
Relative TSR Above the 55th Percentile. If the Relative TSR for the Performance Period is equal to or greater than the 55th percentile of the Comparator Group, the Relative TSR Factor shall be calculated as follows:

Relative TSR-55 x 2.5+100%

(b)
Relative TSR Below the 55th Percentile. If the Relative TSR for the Performance Period is below the 55th percentile of the Comparator Group, the Relative TSR Factor shall be calculated as follows:

100%-55-Relative TSR x 1.67

Notwithstanding the foregoing, the calculation of the Relative TSR Factor shall be qualified by the following:

(i)
the Relative TSR Factor may not exceed 150%;
(ii)
if the Company Absolute TSR for the Performance Period is a negative number, the Relative TSR Factor may not exceed 100% even if the Company Annualized TSR exceeds the Comparator Group 55th Percentile Annualized TSR; and
(iii)
if the Relative TSR is less than the 25th percentile, the Relative TSR Factor shall be zero percent (0%).
3.
Committee Determination of Earned Units.
3.1
Level of Performance Measure Attained. As soon as practicable following completion of the Performance Period, but in any event no later than the Settlement Date, the Committee shall determine the level of attainment of the Performance Measure during the Performance Period, the resulting Relative TSR Factor and the number of Units which have become Earned Units.
3.2
Adjustment for Leave of Absence or Part-Time Work. Unless otherwise required by law or Company policy, if the Participant takes one or more unpaid leaves of absence in excess of thirty (30) days in the aggregate during the Performance Period, the number of Units which would otherwise become Earned Units shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence. Unless otherwise required by law or Company policy, if the Participant commences working on a part-time basis during the Performance Period, the Committee may, in its discretion, reduce on a pro rata basis (reflecting the portion of the Performance Period worked by the Participant on a full-time equivalent basis) the number of Units which would otherwise become Earned Units, or provide that the number of Units which would otherwise become Earned Units shall be reduced as provided by the terms of an agreement between the Participant and the Company pertaining to the Participant’s part-time schedule.
4.
Vesting of Earned Units.
4.1
Normal Vesting. Except as otherwise provided by this Agreement, Earned Units shall vest and become Vested Units as provided in the Grant Notice.
4.2
Vesting Upon a Change in Control. In the event of a Change in Control, the vesting of Earned Units shall be determined in accordance with Section 9.1.

4.3
Vesting Upon Involuntary Termination in Anticipation of a Change in Control. In the event that Participant’s Service is terminated (i) by the Company for a reason other than for Cause, death or Disability or (ii) by Participant for Good Reason (together, an “Involuntary Termination”), and such Involuntary Termination either (a) occurred within the ninety (90) day period prior to the effective date of a Change in Control or (b) is demonstrated by the Participant to the reasonable satisfaction of the Committee to have been at the request of a third party who is a party to such Change in Control (in either case, an “Involuntary Termination in Anticipation of a Change in Control”), then the vesting of Earned Units shall be determined in accordance with Section 9.2.
4.4
Vesting Upon Involuntary Termination Following a Change in Control. In the event that upon or within twelve (12) months following the effective date of a Change in Control, the Participant’s Service terminates due to Involuntary Termination, then the vesting of Earned Units shall be determined in accordance with Section 9.3.
5.
Termination of Service.

In the event that the Participant’s Service terminates for any reason, with or without cause, other than as described in Section 4.3 or 4.4, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units, and the Participant shall not be entitled to any payment therefor.

6.
Settlement of the Award.
6.1
Issuance of Shares. Subject to the provisions of Section 6.3 and Section 7 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) Share. Shares issued in settlement of Vested Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3.
6.2
Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit any or all Shares acquired by the Participant pursuant to the settlement of the Award with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such Shares for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice. Except as provided by the foregoing, a certificate for the Shares acquired by the Participant shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.
6.3
Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal, state or foreign law with respect to such securities. No Shares may be issued hereunder if the issuance of such Shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any Shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.
6.4
Fractional Shares. The Company shall not be required to issue fractional Shares upon the settlement of the Award.
7.
Tax Withholding and Advice.
7.1
In General. Subject to Section 7.2, at the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the U.S. federal, state, and local taxes and (if applicable) taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes) and required by law to be withheld with respect to any taxable event arising as a result of the Participant’s participation in the Plan, including the grant, vesting or settlement of the Award, the subsequent sale of shares acquired pursuant to such settlement, or the receipt of any dividends (referred to herein as “Tax-Related Items”). The Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items and (b) does not commit to structure the terms of the grant or any other aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items.
7.2
Withholding of Taxes. The Company or any other Participating Company, as appropriate, shall have the authority and the right to deduct or withhold, or require the Participant to remit to the applicable Participating Company, an amount sufficient to satisfy applicable Tax-Related Items or to take such other action as may be necessary in the opinion of the applicable Participating Company to satisfy such Tax-Related Items (including hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy). In this regard, the Participant authorizes the applicable Participating Company or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)
withholding from the Participant’s wages or other cash compensation paid to the Participant by the applicable Participating Company; or
(b)
withholding from proceeds of the sale of Shares acquired upon vesting and settlement of the Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or
(c)
withholding in Shares to be issued upon vesting and settlement of the Units; or
(d)
direct payment from the Participant.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Participant is covered by a Company tax equalization policy, the Participant agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy. Finally, the Participant shall pay to the applicable Participating Company any amount of Tax-Related Items that the Participating Company may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The

Company may refuse to issue or deliver the Shares that may be issued in connection with the settlement of the Units if the Participant fails to comply with his or her Tax-Related Items obligations.

7.3
Tax Advice. The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax consequences of the transactions contemplated by this Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. THE PARTICIPANT UNDERSTANDS THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
8.
Data Privacy.
(a)
Data Collected and Purposes of Collection. The Participant understands that the Company, acting as the controller, as well as the employing Participating Company, will process, to the extent permissible under applicable law, certain personal information about the Participant, including name, home address, and telephone number, information necessary to process the Units (e.g., mailing address for a check payment or bank account wire transfer information), date of birth, social insurance number or other identification numbers, salary, nationality, job title, employment location, details of all Units granted, canceled, vested, unvested or outstanding in the Participant’s favor, and where applicable service termination date and reason for termination, any capital shares or directorships held in the Company (where needed for legal or tax compliance), and any other information necessary to process mandatory tax withholding and reporting (all such personal information is referred to as “Data”). The Data is collected from the Participant, and from the Participating Company Group, for the purpose of implementing, administering, and managing the Plan pursuant to its terms. The legal bases (that is, the legal justification) for processing the Data is that it is necessary to perform, administer and manage the Plan and in Company’s legitimate interests, which means the Company is using the relevant Data to conduct and develop its business activities, subject to the Participant’s interest and fundamental rights. The Data must be provided in order for the Participant to participate in the Plan and for the parties to this Agreement to perform their respective obligations thereunder. If the Participant does not provide Data, he or she will not be able to participate in the Plan and become a party to this Agreement.

(b)
Transfers and Retention of Data. The Participant understands that the Data will be transferred to and among the Participating Company Group, as well as service providers (such as stock administration providers, brokers, transfer agents, accounting firms, payroll processing firms or tax firms), for the purposes explained above. The Participant understands that the recipients of the Data may be located in the United States and in other jurisdictions outside of the European Economic Area where we or our service providers have operations. The United States and some of these other jurisdictions have not been found by the European Commission to have adequate data protection safeguards. If the Participating Company Group transfer Data outside of the European Economic Area, we will take steps as required and recognized by the European Commission to provide adequate safeguards for the transferred Data. The Participant has a right to obtain details of the mechanism(s) under which the Participant’s Data is transferred outside of the European Economic Area, or the United Kingdom, which the Participant may exercise by contacting privacy@verramobility.com.

(c)
The Participant’s Rights in Respect of Data. The Participant has the right to access the Participant’s Data being processed by the Company as well as understand why Company is processing such Data. Additionally, subject to applicable law, the Participant is entitled to have any inadequate, incomplete or incorrect Data corrected (that is, rectified). Further, subject to applicable law, the Participant may be entitled to the following rights in regard to his or her Data: (i) to object to the processing of Data; (ii) to have his or her Data erased, under certain circumstances, such as where it is no longer necessary in relation to the purposes for which it was processed; (iii) to restrict the processing of the Participant’s Data so that it is stored but not actively processed (e.g., while the Company assesses whether the Participant is entitled to have Data erased) under certain circumstances; (iv) to port a copy of the Data provided pursuant to this Agreement or generated by the Participant, in a common machine-readable format; and (v) to obtain a copy of the appropriate safeguards under which Data is transferred to a third country or international organization. To exercise his or her rights, the Participant may contact the applicable human resources representative. The Participant may also contact the relevant data protection supervisory authority, as he or she has the right to lodge a complaint.
9.
Change in Control.

In the event of a Change in Control, this Section 9 shall determine the treatment of the Units which have not otherwise become Vested Units, except as otherwise determined in accordance with an employment agreement or other agreement between the Company and the Participant which is applicable to this Award.

9.1
Effect of Change in Control on Award. In the event of a Change in Control, the Performance Period shall end on the day immediately preceding the Change in Control (the “Adjusted Performance Period”). The number of Earned Units and the vesting of those Units shall be determined for the Adjusted Performance Period in accordance with the following:
(a)
Earned Units. In the Committee’s determination of the number of Earned Units for the Adjusted Performance Period, the following modifications shall be made to the components of the Relative TSR Factor:
(i)
The Company’s Annualized TSR Percentage shall be determined for the Adjusted Performance Period as provided by Section 2.1, except that the Ending Average Per Share Closing Price for the 20 trading days ending on the last day of the Adjusted Performance Period shall be replaced with the price per Share to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per Share as reported on the Nasdaq Capital Market for the last trading day of the Adjusted Performance Period), increased by the aggregate of all cash dividends paid to the holder of a share of Stock during the Adjusted Performance Period.
(ii)
The Comparator Group Annualized TSR shall be determined as provided by Section 2.7, except that the Ending Average Per Share Closing Price for each Comparator Group Company shall be determined for the 20 trading days ending on the last day of the Adjusted Performance Period.
(b)
Vested Units.
(i)
Except as otherwise provided by Section 9.3, where, in connection with the Change in Control, the Acquiror assumes or continues in full force and effect the Company’s rights and obligations under such Earned Units determined in accordance with Section 9.1(a), or substitutes for such

Earned Units in connection with the Change in Control a substantially equivalent award for the Acquiror’s stock, such Earned Units shall become Vested Units on the Vesting Date of the original Performance Period determined without regard to this Section, provided that the Participant’s Service has not terminated prior to such Vesting Date. Such Vested Units shall be settled on the Settlement Date in accordance with Section 6, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).
(ii)
Except as otherwise provided by Section 9.2, if in connection with the Change in Control the Acquiror does not assume or continue in full force and effect the Company’s rights and obligations under the Earned Units determined in accordance with Section 9.1(a), or substitute for such Earned Units in connection with the Change in Control a substantially equivalent award for the Acquiror’s stock, then such Earned Units shall become Vested Units immediately prior to the consummation of the Change in Control, provided that the Participant’s Service has not terminated prior to the date of the Change in Control. Such Vested Units shall be settled on the Settlement Date in accordance with Section 6, treating the date of the Change in Control as the Vesting Date, and provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).
9.2
Involuntary Termination in Anticipation of a Change in Control. In the event that the Participant’s Service terminates due to Involuntary Termination in Anticipation of a Change in Control, the number of Earned Units shall be determined in the manner specified by Section 9.1 as of the day immediately preceding the Change in Control, with respect to an Adjusted Performance Period ending on such day, provided that the Participant executes a release of claims and separation agreement with the Company (on the Company’s standard form) that becomes effective and irrevocable within the period set forth therein (which period shall not be longer than sixty (60) days following termination of Service). The number of Earned Units so determined shall vest in full and become Vested Units, and such Vested Units shall be settled in accordance with Section 6 immediately prior to the consummation of the Change in Control, treating the date of the Change in Control as the Vesting Date, and provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares).
9.3
Involuntary Termination Following Change in Control. In the event that upon or within twelve (12) months following the effective date of the Change in Control, the Participant’s Service terminates due to Involuntary Termination and the Acquiror assumes or continues in full force and effect the Company’s rights and obligations under the Earned Units determined in accordance with Section 9.1(a), or substitutes for such Earned Units in connection with the Change in Control a substantially equivalent award for the Acquiror’s stock, the Earned Units determined in accordance with Section 9.1(a) shall be deemed Vested Units effective as of the date of the Participant’s Involuntary Termination and shall be settled in accordance with Section 6, treating the date of the Participant’s termination of Service as the Vesting Date, and provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares) and provided further that the Participant executes a release of claims and separation agreement with the Company (on the Company’s standard form) that becomes effective and irrevocable within the period set forth therein (which period shall not be longer than sixty (60) days following termination of Service).
10.
Adjustments for Changes in Capital Structure.

The number of Units awarded pursuant to this Agreement is subject to adjustment as provided in Section 4.3 of the Plan. Upon the occurrence of an event described in Section 4.3 of the Plan, any and all new, substituted or additional securities or other property to which a holder of a Share issuable in settlement of the Award would be entitled shall be immediately subject to the Agreement and included within the meaning of the term “Shares” for all purposes of the Award. The Participant shall be notified of such adjustments and such adjustments shall be binding upon the Company and the Participant.

11.
Service Conditions.

In accepting the Award, the Participant acknowledges, understands and agrees that:

(a)
Any notice period mandated under local law shall not be treated as Service for the purpose of determining the vesting of the Award; and the Participant’s right to receive shares in settlement of the Award after the termination of Service, if any, will be measured by the date of termination of the Participant’s active Service and will not be extended by any notice period mandated under local law. Subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
(b)
The vesting of the Award shall cease upon, and no Units shall become Vested Units following, the Participant’s termination of Service for any reason except as may be explicitly provided by the Plan or this Agreement.
(c)
The Plan is established voluntarily by the Company. It is discretionary in nature and it may be modified, amended, suspended, or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement.
(d)
The grant of the Award is voluntary and occasional and does not create any contractual or other rights to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted repeatedly in the past.
(e)
All decisions with respect to future Award grants, if any, will be at the sole discretion of the Company.
(f)
The Participant’s participation in the Plan shall not create a right to further Service with any Participating Company and shall not interfere with the ability of any Participating Company to terminate the Participant’s Service at any time, with or without cause.
(g)
The Participant is voluntarily participating in the Plan.
(h)
The Award is an extraordinary item that does not constitute compensation of any kind for Service of any kind rendered to any Participating Company, and which is outside the scope of the Participant’s employment contract, if any.
(i)
The Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(j)
In the event that the Participant is not an employee of the Company, the Award grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Award grant will not be interpreted to form an employment contract with any other Participating Company.
(k)
The future value of the underlying shares is unknown and cannot be predicted with certainty. If the Participant obtains shares upon settlement of the Award, the value of those shares may increase or decrease.
(l)
No claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award or shares acquired upon settlement of the Award resulting from termination of the Participant’s Service (for any reason whether or not in breach of local law) and the Participant irrevocably releases the Company and each other Participating Company from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such a claim.
12.
Rights as a Stockholder.

The Participant shall have no rights as a stockholder with respect to any Shares that may be issued in settlement of this Award until the date of the issuance of a certificate for such Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, dividend equivalents, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 10.

13.
Miscellaneous Provisions.
13.1
Amendment. The Committee may amend this Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant, except to the extent such amendment is necessary to comply with applicable law, including, but not limited to, Code Section 409A. No amendment or addition to this Agreement shall be effective unless in writing.
13.2
Nontransferability of the Award. Prior to the issuance of Shares on the applicable Settlement Date, no right or interest of the Participant in the Award nor any Shares issuable on settlement of the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company. Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
13.3
Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
13.4
Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.5
Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or of any other Participating Company at which the Participant works.
13.6
Construction of Agreement. The Grant Notice, this Agreement, and the Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (ii) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter. All decisions of the Committee with respect to any question or issue arising under the Grant Notice, this Agreement or the Plan shall be conclusive and binding on all persons having an interest in the Units.
13.7
Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the conflict-of-laws rules thereof or of any other jurisdiction.
13.8
Section 409A.
(a)
Compliance with Section 409A. Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof). The vesting and settlement of Units awarded pursuant to this Agreement are intended to qualify for the “short-term deferral” exemption from Code Section 409A. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that the Units qualify for exemption from or comply with Section 409A of the Code; provided, however, that the Company makes no representations that the Units will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the Units.
(b)
Separation from Service; Required Delay in Payment to Specified Employee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of Section 409A. Furthermore, to the extent that the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall paid to the Participant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
13.9
Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Units.
13.10
Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.11
Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
13.12
Relocation Outside the United States. If the Participant relocates to a country outside the United States, the Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Units and on any Shares acquired under the Plan, to the extent the Company determines necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
13.13
Country-Specific Terms and Conditions. Notwithstanding any other provision of this Agreement to the contrary, the Award shall be subject to the specific terms and conditions, if any, set forth in Addendum to this Agreement which are applicable to the Participant’s country of residence, the provisions of which are incorporated in and constitute part of this Agreement. Moreover, if the Participant relocates to one of the countries included in the Addendum, the specific terms and conditions applicable to such country will apply to the Award to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan or this Agreement.

ADDENDUM

VERRA MOBILITY CORPORATION

PERFORMANCE SHARE UNITS

AWARD AGREEMENT

FOR NON-US PARTICIPANTS

Terms and Conditions

This Addendum includes additional terms and conditions that govern the Award granted to the Participant under the Plan if he or she resides in one of the countries listed below. Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or the main body of the Agreement.

Notifications

This Addendum also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Addendum as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the Shares or sells the Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws of the Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country other than the one in which the Participant is currently working or transfers to another country after the grant of the Performance Share Units, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to Participant in the same manner. In addition, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant under these circumstances.

NETHERLANDS

Notifications

Securities Law Information. The grant of Units under the Plan is exempt or excluded from the requirement to publish a prospectus under the EU Prospectus Regulation as implemented in the Netherlands.

Prohibition Against Insider Trading. The Participant should be aware of the Dutch insider trading rules, which may affect the sale of Shares acquired under this Agreement. In particular, the Participant may be prohibited from effecting certain share transactions if the Participant has insider information regarding the Company. Below is a discussion of the applicable restrictions. The Participant is advised to read the discussion carefully to determine whether the insider rules could apply to him or her. If it is uncertain whether the insider rules apply, the Company recommends that the Participant consults with a legal advisor.

The Company cannot be held liable if the Participant violates the Dutch insider trading rules. The Participant is responsible for ensuring the Participant’s compliance with these rules.

Dutch securities laws prohibit insider trading. As of 3 July 2016, the European Market Abuse Regulation (MAR), is applicable in the Netherlands. For further information, the Participant is referred to the website of the Authority for the Financial Markets (AFM): https://www.afm.nl/en/sector/effectenuitgevende-ondernemingen.

Given the broad scope of the definition of insider information, certain employees of the Company working at its Dutch Participating Company may have insider information and thus are prohibited from making a transaction in securities in the Netherlands at a time when they have such insider information. By entering into and participating in this Agreement, the Participant acknowledges having read and understood the notification above and acknowledges that it is the Participant’s responsibility to comply with the Dutch insider trading rules, as discussed herein.